EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 2 to Registration Statement on Form S-8, filed by NB&T Financial Group, Inc. on October 4, 2011, of our report dated March 15, 2011 on our audit of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010, which report and financial statements are contained in the Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and 2009.

/s/ BKD LLP

Cincinnati, Ohio
October 4, 2011